The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

MOSAIC ANNOUNCES $400 MILLION ACCELERATED SHARE REPURCHASE PROGRAM

Tampa, FL, February 24, 2022 - The Mosaic Company (NYSE: MOS) today announced that it has entered into an accelerated share repurchase (“ASR”) agreement with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $400 million of Mosaic’s common stock.

Under the ASR agreement, Mosaic will make a payment of $400 million to Goldman Sachs and will receive an initial delivery of approximately 7.1 million shares of Mosaic’s common stock on February 28, 2022. This represents 80% of the estimated total number of shares expected to be delivered upon completion of the ASR and is based on today's closing price of $45.35. The final number of shares to be repurchased will be based on the volume-weighted average price during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed in the second quarter of 2022.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. The Mosaic Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. These statements include, but are not limited to, statements about the expected completion date of the ASR and the number of shares of common stock that will be initially delivered to The Mosaic Company under the ASR. Forward-looking statements involve a number of risks, uncertainties or other factors beyond The Mosaic Company’s control. These factors include, but are not limited to, The Mosaic Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in The Mosaic Company’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on the SEC’s website at www.sec.gov. The Mosaic Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

The Mosaic Company

Investors:
Paul Massoud, 813-775-4260
paul.massoud@mosaicco.com

Media:
Ben Pratt, 813-775-4206
benjamin.pratt@mosaicco.com